Exhibit 21.1

Subsidiaries of the Registrant

The Registrant has the following wholly-owned subsidiaries:

1.	CRH Medical Corporation
2.	CRH Anesthesia Management LLC
3.	Gastroenterology Anesthesia Associates LLC
4.	NC GAA, PC
5.	CRH GAA PLLC
6.	CRH Anesthesia of Gainesville LLC
7.	CRH Anesthesia of Florida LLC
8.	CRH Anesthesia of Cape Coral LLC
9.	CRH Anesthesia of Knoxville LLC
10.	CRH Anesthesia of Colorado, LLC
11.	Alamo Sedation Associates LLC
12.	Shreveport Sedation Associates, LLC
13.	CRH Anesthesia of Ohio, LLC
14.	CRH GAA of Washington, PLLC
15.	Lake Erie Sedation Associates LLC
16.	Anesthesia Care Associates LLC
17.	CRH Anesthesia of Virginia LLC

The Company also holds ownership interests in the following subsidiaries:

1.	Macon Gastroenterology Anesthesia Associates LLC
2.	Knoxville Gastroenterology Anesthesia Associates LLC
3.	Austin Gastroenterology Anesthesia Associates PLLC
4.	Greater Boston Anesthesia Associates PLLC
5.	Arapahoe Gastroenterology Anesthesia LLC
6.	Osceola Gastroenterology Anesthesia Associates LLC
7.	DDAB LLC
8.	West Florida Anesthesia Associates LLC
9.	Central Colorado Anesthesia Associates LLC
10.	Raleigh Sedation Associates LLC
11.	Western Ohio Sedation Associates, LLC
12.	Lake Washington Anesthesia Associates, LLC
13.	Tennessee Valley Anesthesia Associates, LLC
14.	Triad Sedation Associates, LLC
15.	South Metro Anesthesia Associates, LLC
16.	Crystal River Anesthesia Associates, LLC
17.	Florida Panhandle Anesthesia Associates, LLC
18.	Metro Orlando Anesthesia Associates, LLC
19.	Orange County Anesthesia Associates, LLC
20.	FDHS Anesthesia, LLC
21.	Central Virginia Anesthesia Associates, LLC
22.	Lake Lanier Anesthesia Associates, LLC
23.	Oconee River Anesthesia Associates, LLC
24.	Coastal Carolina Anesthesia Associates, LLC
25.	Western Carolina Sedation Associates, LLC
26.	Anesthesia Dynamics Management, LLC